Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Initiates QUANTUM, a Phase 2b Interferon-Free Trial of PSI-7977and PSI-938 for All HCV Genotypes

PRINCETON, NJ – (September 13, 2011) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that screening has begun in a Phase 2b, international study of PSI-7977 and PSI-938, two nucleotide analog polymerase inhibitors for the treatment of chronic hepatitis C (HCV). The QUANTUM trial will evaluate interferon-free regimens of PSI-7977 400mg QD and PSI-938 300mg QD with and without ribavirin over 12 or 24 weeks in patients with HCV who have not been treated previously. The trial will also evaluate the use of PSI-938 monotherapy.

“We are encouraged by the early efficacy and safety data being generated with our nucleotide analogs, PSI-7977 and PSI-938,” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “The QUANTUM trial is the first interferon-free, all-nucleotide study with an SVR endpoint. The ability to include all HCV genotypes was supported by data from the NUCLEAR study and the interferon free arms of the ELECTRON trial. Data from ELECTRON are expected later this year.”

About the Phase 2b QUANTUM Trial

This study is designed to enroll approximately 450 patients with chronic HCV of all viral genotypes who have not been treated previously. The primary endpoint of the trial will be sustained virological response (SVR24). Patients will be equally randomized across the following arms:

•	PSI-938 only

•	PSI-938 and PSI-7977

•	PSI-7977 and ribavirin

•	PSI-938, PSI-7977, and ribavirin

All arms will be study for both 12 and 24 weeks with a placebo control of 24 weeks.

•	Placebo for 24 weeks

HCV patients will be stratified by IL28B status and baseline HCV RNA to ensure balance across cohorts. Cirrhotic and non-cirrhotic patients will be enrolled in the study.

Additional details on this and all ongoing Pharmasset sponsored trials can be found at www.clinicaltrials.gov

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Our research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates advancing in trials in various populations. Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog, is currently under study in five Phase 2b trials, including abbreviated duration interferon and interferon-free regimens, in subjects with all HCV genotypes. Our purine, PSI-938, an unpartnered guanosine nucleotide analog, is in QUANTUM, a Phase 2b interferon-free trial of PSI-7977 and PSI-938 in subjects with all HCV genotypes. Mericitabine (RG7128) continues in three Phase 2b trials and one interferon-free trial being conducted through a strategic collaboration with Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

Office: +1 (609) 865-0693

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.